Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EL PASO CORPORATION

AND

SIRIUS MERGER CORPORATION

This Agreement and Plan of Merger (this “Agreement”), dated as of October 16, 2011, is made by and among El Paso Corporation, a Delaware corporation (the “Company”), Sirius Merger Corporation, a Delaware corporation and indirect wholly owned subsidiary of the Company (“Merger Sub One”) (the Company and Merger Sub One, when referred to individually, each a “Constituent Corporation” and when referred to collectively, “Constituent Corporations”), and Sirius Holdings Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company (“New EP”).

WHEREAS, the Company owns all the outstanding shares of stock of New EP.

WHEREAS, New EP owns all the outstanding shares of stock of Merger Sub One.

WHEREAS, there are no shares of preferred stock of the Company currently issued or outstanding.

WHEREAS, the Board of Directors of each of the Constituent Corporations has approved and declared it advisable and in the best interests of each of the Constituent Corporations and its respective stockholders that Merger Sub One be merged with and into the Company (hereinafter, in such capacity, sometimes referred to as the “EP Surviving Company”) as permitted by the Delaware General Corporation Law (the “DGCL”) under and pursuant to the terms hereinafter set forth (the “First Merger”).

WHEREAS, the Board of Directors of the Company has recommended that the stockholders of the Company approve and adopt this Agreement.

WHEREAS, the Board of Directors of Merger Sub One has recommended that the sole stockholder of Merger Sub One approve and adopt this Agreement.

WHEREAS, the First Merger is the first step in a series of transactions set forth in the Agreement and Plan of Merger, dated as of October 16, 2011, among Kinder Morgan, Inc., Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, New EP, Merger Sub One and the Company (the “Second Step Merger Agreement”).

WHEREAS, for federal income tax purposes, it is intended that the First Merger and the LLC Conversion (as such term is defined in the Second Step Merger Agreement), taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

WHEREAS, capitalized terms used herein and not defined have the meanings assigned to such terms in the Second Step Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties have agreed as follows:

ARTICLE 1

PLAN OF MERGER

1.01  Plan Adopted.  A plan of merger of each of the Constituent Corporations pursuant to the provisions of Section 251 of the DGCL is adopted as follows:

(a)          The Merger. At the First Effective Time (as such term is defined in Section 1.02 of this Agreement), Merger Sub One shall be merged with and into the Company.

(b)         Surviving Corporation. The surviving corporation in the First Merger shall be the Company.

(c)          Effects of the First Merger. At the First Effective Time, the separate existence of Merger Sub One shall cease, and the EP Surviving Company shall succeed, without other transfer, to all the rights and property of Merger Sub One and shall be subject to all the debts and liabilities of Merger Sub One as provided in Section 259 of the DGCL.

(d)         Merger Sub One Common Stock.  At the First Effective Time, each share of common stock of Merger Sub One, par value $0.01 per share (the “Merger Sub One Common Stock”), issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock, par value $3.00 per share, of the EP Surviving Company.

(e)          Company Common Stock. At the First Effective Time, each share of common stock of the Company, par value $3.00 per share (the “Company Common Stock”), issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock, par value $3.00 per share, of New EP.

(f)            New EP Common Stock.  Effective as of the First Effective Time, each share of common stock of New EP, par value $3.00 per share, owned by the Company shall be contributed to the capital of New EP.

(g)         Company Stock Options, Restricted Shares, Company Performance RSUs and/or other securities of the Company.  The Company shall take all actions as may be necessary so that at the First Effective Time, each Company Stock Option, Restricted Share, Company Performance RSU and other security of the Company (collectively, the “Company Securities”) shall, automatically and without any action on behalf of the holder thereof, be converted into a stock option, restricted share, performance restricted stock unit or other security, as the case may be, denominated in shares of common stock, par value $3.00 per share, of New EP, with each share of Company Common Stock subject to each such Company Security immediately prior to the First Effective Time converted into a share of common stock, par value $3.00 per share, of New EP.  For the avoidance of doubt, all terms and conditions applicable to each such Company Security immediately prior to First Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the First Effective Time.  The conversion of Company Securities pursuant to this Section 1.01(f) shall occur in such manner so as to avoid the imposition of any penalty or other taxes under Section 409A of the Code.  New EP shall remain subject to the obligations of the Company with respect to any such Company Security immediately after the First Effective Time.  Following the First Effective Time and contingent upon the Second Effective Time (as such term as defined in the Second Step Merger Agreement), the Company Securities shall be treated in the manner set forth in Section 2.5 of the Second Step Merger Agreement.

1.02         Effective Time of the First Merger.  The First Merger shall become effective at such time as is specified in the Certificate of Merger that is duly filed with the office of the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL and the Second Merger Agreement (the “First Effective Time”).

1.03         No Exchange of Stock Certificates is Required.  Each outstanding certificate representing shares of Company Common Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of Common Stock of New EP into which such shares of Company Common Stock shall be converted and exchanged in the First Merger.  Each outstanding certificate representing shares of Merger Sub One Common Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of Common Stock of the EP Surviving Company into which such shares of Merger Sub One Common Stock shall be converted and exchanged in the First Merger.  Holders of outstanding certificates representing shares of Company Common Stock or Merger Sub One Common Stock, as applicable, shall not be asked to surrender such certificates for cancellation.  The registered owner on the books and records of the Company or Merger Sub One, as applicable, of all such outstanding certificates shall have and be entitled to exercise all voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of New EP or the Common Stock of the EP Surviving Company, as applicable, represented by such outstanding certificates.

1.04         No Appraisal Rights.           In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of shares of Company Common Stock or the shares of Merger Sub One Common Stock in connection with the First Merger.

1.05         Tax Consequences.             For federal income tax purposes, the First Merger and the LLC Conversion, taken together, are intended to constitute a reorganization within the meaning of Section 368 of the Code.

1.06         Closing.  Subject to and in accordance with the terms and conditions of this Agreement, the closing of the Merger shall take place as soon as reasonably practicable after satisfaction of the conditions precedent in Section 6.01 of this Agreement, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, unless another date or place is agreed in writing by the parties to this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

2.01  Certificate of Incorporation and Bylaws of EP Surviving Company.  The Certificate of Incorporation and Bylaws of the Company shall be unaffected by the First Merger, and, the Certificate of Incorporation and Bylaws in effect immediately prior to the First Effective Time shall continue in effect as the Certificate of Incorporation and Bylaws of the EP Surviving Company, until amended or repealed in accordance with the provisions thereof and of applicable law.

2.02  Directors.  At the First Effective Time, the directors of the Company in office immediately prior to the First Effective Time shall be the directors of the EP Surviving Company and shall continue to hold office until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the EP Surviving Company or as otherwise provided by law.

2.03  Officers.  All persons who are officers of the Company immediately prior to the First Effective Time shall remain as officers of the EP Surviving Company until the Board of Directors of the EP Surviving Company shall otherwise determine.  The Board of Directors of the EP Surviving Company may elect or appoint such additional officers as it may determine in accordance with the Certificate of Incorporation and Bylaws of the EP Surviving Company or as otherwise provided by law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Merger Sub One as follows:

3.01         Organization, Standing, and Power.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

3.02  Capital Structure.  The authorized capital stock of the Company is as set forth in Section 3.2(a) of the Second Step Merger Agreement.

3.03  Authority; Execution and Delivery; Enforceability.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the First Merger.  The Company’s execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of approval of the stockholders of the Company.  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)         The Board of Directors of the Company has duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement; (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders; and (iii) recommending that the stockholders of the Company approve and adopt this Agreement.

(c)          The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement is the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of the shares of Company Common Stock then outstanding (the “Company Stockholder Approval”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB ONE

Merger Sub One represents and warrants to the Company as follows:

4.01  Organization, Standing, and Power.  Merger Sub One is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Since the date of its incorporation, Merger Sub One has not carried on any business or conducted any operations other than the execution of this Agreement, the Second Step Merger Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

4.02  Capitalization of Merger Sub One.  The authorized capital stock of Merger Sub One consists of one thousand (1,000) shares of Merger Sub One Common Stock, all of which have been validly issued, are fully paid and nonassessable and are owned by New EP free and clear of any lien.

4.03  Authority; Execution and Delivery; Enforceability.  Merger Sub One has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the First Merger.  Merger Sub One’s execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of Merger Sub One, subject to the adoption of this Agreement by New EP, as sole stockholder of Merger Sub One.  Merger Sub One has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

ARTICLE V

GOVERNING LAW

5.01  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law.

ARTICLE VI

CONDITIONS PRECEDENT

6.01  Conditions to Each Party’s Obligation to Effect the First Merger.  The respective obligation of each party to effect the First Merger is subject to the satisfaction or waiver (to the extent permitted therein) of the condition to closing set forth under Section 6.1(a) in the Second Step Merger Agreement.

ARTICLE VI

AMENDMENT AND TERMINATION

6.01  Amendment.  To the fullest extent permitted by Delaware law, this Agreement may be amended by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the First Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

6.02  Termination.  To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the First Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the First Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

ARTICLE VII

GENERAL PROVISIONS

7.01  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7.02  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

7.03  Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the First Merger, and is not intended to confer upon any person other than the parties any rights or remedies.

7.04  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement, having been first duly approved by the respective Boards of Directors of each Constituent Corporation and New EP, is hereby executed on behalf of each Constituent Corporation and of New EP by a duly authorized officer thereof as of the date specified above.

EL PASO CORPORATION

By:	/s/ Douglas L. Foshee
Name: Douglas L. Foshee
Title: Chairman, President and Chief Executive Officer

SIRIUS MERGER CORPORATION

By:	/s/ John R. Sult
Name: John R. Sult
Title: Chief Executive Officer and President

SIRIUS HOLDINGS MERGER CORPORATION

By:	/s/ John R. Sult
Name: John R. Sult
Title: Chief Executive Officer and President